                                                                    EXHIBIT 21.1


Name                                Jurisdiction
----                                ------------

Organic Media, Inc.                 Delaware

Organic.com Pte Ltd.                Singapore

Organic Online, Ltd.                United Kingdom

Organic Brasil Comunicacao
  Interativa Ltda                   Brazil

Organic Online Canada               Canada
